News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000 Contacts: Investors: Paul Blalock (703) 433-4300 Media: Audrey Schaefer (240) 876-1588

Nextel Reports Third Quarter 2001 Results

- Record Domestic Operating Cash Flow $526 Million -
- Global Proportionate Subscriber Base Reaches 9.6 Million -
- Third Quarter Consolidated Revenues Nearly $2 Billion -

RESTON, Va. - October 24, 2001 — Nextel Communications, Inc. (NASDAQ: NXTL), today announced consolidated financial results for the third quarter of 2001 including operating revenues of $1.99 billion and the addition of approximately 650,000 global proportionate subscribers. Nextel finished the quarter with approximately 9.6 million global proportionate subscribers.

“During a quarter marked by a national tragedy, we turned in a solid performance, in-line with our plans and full-year guidance,” said Tim Donahue, Nextel’s president and CEO. “Our subscriber additions remain strong, operating cash flow and margins are growing nicely and customer retention has improved again. We intend to build on this momentum in the fourth quarter and into 2002.”

“We have implemented several new strategies to bolster revenue growth and enhance our operating efficiencies,” said Nextel’s executive vice president and COO, Jim Mooney. “We see tremendous opportunity in the enterprise space —where we can bring our total solutions of Nextel Direct Connect®, digital cellular, messaging and mission-critical packet data applications to a broad range of businesses. We are also increasing our sales volume through lower cost distribution channels such as our retail stores, web and tele-sales operations. Together with targets for increased efficiencies in customer care and billing services, we believe we can cut significant costs from our business while increasing our revenue share.”

In the third quarter of 2001, Nextel’s domestic operations produced a record $526 million in operating cash flow (earnings before interest, taxes, depreciation and amortization, or EBITDA), a 34% improvement over the domestic operating cash flow of $392 million for same period in 2000. Operating cash flow from consolidated operations was $497 million before an impairment charge in the third quarter, a 38% improvement over the $359 million in consolidated operating cash flow for the third quarter 2000. The third quarter 2001 operating cash flow results are prior to a $147 million charge related to Nextel International’s operations in the Philippines.

Consolidated revenue for the third quarter of 2001 grew by 30% to $1.99 billion compared with $1.53 billion generated during the third quarter of 2000. Domestic revenue was $1.81 billion for the quarter, a 26% increase over last year’s third quarter revenue of $1.44 billion. Nextel’s average monthly service revenue per domestic subscriber unit remains higher than any other national wireless carrier at approximately $70 in the third quarter.

Nextel’s domestic operations added approximately 481,200 new subscribers during the third quarter, and Nextel International added approximately 145,000 proportionate subscribers. At the end of the third quarter, Nextel had approximately 9.6 million global proportionate subscribers, comprised of 8.17 million domestic subscribers, 1.29 million proportionate international subscribers and 138,900 proportionate subscribers from Nextel Partners, Inc. (NASDAQ: NXTP).

The consolidated loss attributable to common stockholders was $356 million or $0.46 per share during the third quarter of 2001 excluding special items recognized during the quarter. Including these items the reported consolidated loss attributable to common stockholders was $209 million or $0.27 per share. Special items affecting the third quarter earnings were: an extraordinary gain of $469 million (or $0.60 per share) resulting from the exchange of Nextel Communications, Inc. common stock for Nextel International, Inc. debt, a loss of $188 million (or $0.24 per share) resulting from the decline in fair market value of securities held by Nextel International, and an after-tax charge of $134 million (or $0.17 per share) associated with a write down of assets in the Philippines.

Domestic capital expenditures were approximately $534 million in the third quarter of 2001, a decrease of 13% from $616 million in the second quarter of 2001 and a decrease of 20% from $666 million of capital expenditures in the third quarter of 2000. Nextel added approximately 500 domestic cell sites during the third quarter, ending the quarter with approximately 14,500 cell sites in service.

“Our results during the third quarter demonstrated balanced growth,” said Paul Saleh, Nextel’s executive vice president and CFO. “Nextel improved its operating cash flow while growing its subscriber base at a healthy pace and we will continue to focus on balancing subscriber growth and service improvements with cost containment. During the quarter, Nextel made strategic progress by reducing the domestic churn rate to the lowest among the national wireless carriers and continuing a strong cash flow conversion ratio. Not only did we generate record domestic EBITDA of $526 million, but we also demonstrated solid improvement in capital efficiency. Nextel ended the third quarter with approximately $5.7 billion in total liquidity, which is ample to fund our current business plan.”

Nextel International

“Once again, Nextel International turned in solid results while meeting economic challenges in its markets,” said Steve Shindler, CEO of Nextel International. “Despite these challenges, we were able to significantly grow subscribers and decrease our EBITDA loss in the quarter. While we continue to believe in the wireless opportunities on the international front, we are also realistic about cash funding requirements and the lack of funding available from the capital markets at this time. Nextel International is currently working to right-size our international business and re-prioritize our capital spending to reduce cash consumption. We are also evaluating alternative plans to fund our business.”

Nextel International grew proportionate digital subscribers by approximately 145,000 during the third quarter, resulting in approximately 1.29 million proportionate subscribers at quarter’s end. International revenues for the third quarter of 2001 grew to $186 million, a 104% increase over the same period in 2000. Operating cash flow loss from International operations was $29 million (before Philippines asset write-down), $4 million less than the loss in last year’s third quarter. Capital expenditures for Nextel International during the third quarter were $119 million. The company placed about 165 cell sites into service during the quarter, bringing the total number of sites in Nextel International’s managed markets to approximately 1,900.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel and Nextel International’s actual future experience involving any one or more of such matters and subject areas. Nextel and Nextel International have attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel’s and/or Nextel International’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel and Nextel International’s reports filed with the SEC, including Nextel and Nextel International’s annual reports on Form 10-K for the year ended December 31, 2000 and their subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

Nextel Communications, Inc., based in Reston, VA, is a leading provider of all-digital, fully integrated wireless communication services in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 191 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners’ service is available today in areas of the U.S. where approximately 230 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connect® – a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Chile and Japan. Please visit our website at http://www.nextel.com.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDARIES
Consolidated Statements of Operations and Other Data
(in millions, except per share data)
Unaudited

	For the nine months ended		For the three months ended
	September 30,		September 30,

	2001	2000	2001	2000

Operating revenues	$5,615	$4,068	$1,992	$1,528

Operating expenses

Cost of revenues	2,114	1,549	732	587

Selling, general and administrative	2,236	1,642	763	582

EBITDA before special charges (1)	1,265	877	497	359

Restructuring charge and asset impairments	169	—	147	—

Depreciation and amortization	1,270	898	449	315

Operating (loss) income	(174)	(21)	(99)	44

Interest expense	(1,071)	(912)	(354)	(333)

Interest income	178	298	43	111

Equity in losses of unconsolidated affiliates	(69)	(106)	(24)	(35)

Foreign currency transaction (losses) gains, net	(71)	9	(16)	3

Reduction in fair value of available-for-sale investment	(188)	—	(188)	—

Other, net	(12)	4	(1)	18

Loss before income tax benefit and extraordinary item	(1,407)	(728)	(639)	(192)

Income tax benefit	47	24	20	8

Loss before extraordinary item	(1,360)	(704)	(619)	(184)

Extraordinary item — gain (loss) on early retirement of debt, net of income tax of $0	469	(104)	469	—

Net loss	(891)	(808)	(150)	(184)

Mandatorily redeemable preferred stock dividends	(172)	(155)	(59)	(52)

Loss attributable to common stockholders	$(1,063)	$(963)	$(209)	$(236)

Loss per share attributable to common stockholders, basic and diluted

Loss before extraordinary item attributable to common stockholders	$(1.99)	$(1.14)	$(0.87)	$(0.31)

Extraordinary item	0.61	(0.14)	0.60	—

	$(1.38)	$(1.28)	$(0.27)	$(0.31)

Weighted average number of common shares outstanding	771	754	783	761

(1)	EBITDA before special charges represents operating (loss) income before depreciation, amortization, restructuring charge and asset impairments. Domestic EBITDA before special charges was $1,362 million and $977 million for the nine months ended September 30, 2001 and 2000 and $526 million for the three months ended September 30, 2001 and 2000.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Selected Consolidated Balance Sheet and Other Data
(in millions, except handset data)
Unaudited

	September 30,	December 31,
	2001	2000

Cash, cash equivalents and short-term investments, including restricted portion of $271 and $474	$4,227	$4,674
Property, plant and equipment, net	9,974	8,791
Intangible assets, net	6,497	5,982
Total assets	23,660	22,686
Long-term debt, including current portion (2)	15,651	13,797
Capital lease and finance obligations, including current portion (2)	1,004	934
Mandatorily redeemable preferred stock	2,053	1,881
Total stockholders’ equity	1,182	2,028

Digital handsets in service (in thousands)
Domestic	8,166	6,678

Global proportionate	9,598	7,634

	For the three months ended

	September 30,	June 30,
	2001	2001

Capital expenditures, excluding capitalized interest and capitalized lease obligations
Domestic	$534	$616
International	119	163

Total	$653	$779

(2)	For covenants relating to the domestic bank credit facility only, “total indebtedness” is approximately $14 billion at September 30, 2001.

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NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Data
(in millions, except per share data)
Unaudited

	For the nine months ended		For the three months ended
	September 30,		September 30,

	2001	2000	2001	2000

Operating revenues	$486	$212	$186	$91

Operating expenses

Cost of revenues	249	117	94	49

Selling, general and administrative	333	195	121	75

EBITDA before special charges (1)	(96)	(100)	(29)	(33)

Asset impairments	147	—	147	—

Depreciation and amortization	173	103	59	38

Operating loss	(416)	(203)	(235)	(71)

Interest expense	(220)	(177)	(73)	(70)

Interest income	11	15	3	10

Equity in losses of unconsolidated affiliates	—	(31)	—	(14)

Foreign currency transaction (losses) gains, net	(71)	9	(16)	3

Reduction in fair value of available-for-sale investment	(188)	—	(188)	—

Other, net	(10)	7	(4)	3

Loss before income tax (provision) benefit	(894)	(380)	(513)	(139)

Income tax (provision) benefit	(39)	1	(39)	1

Net loss	(933)	(379)	(552)	(138)

Accretion of Nextel International series A redeemable preferred stock to liquidation preference value	—	(61)	—	—

Loss attributable to Nextel International common stockholders	$(933)	$(440)	$(552)	$(138)

Loss per share attributable to Nextel International common stockholders, basic and diluted	$(3.44)	$(1.83)	$(2.04)	$(0.51)

Weighted average number of Nextel International common shares outstanding	271	241	271	271

Selected Consolidated Balance Sheet and Other Data
(in millions, except handset data)
Unaudited

	September 30,	December 31,
	2001	2000

Cash and cash equivalents, including restricted portion of $37 and $0	$271	$474

Property, plant and equipment, net	1,282	1,070

Intangible assets, net	820	978

Total assets	2,869	3,193

Long-term debt, including current portion	2,626	2,519

Total stockholders’ (deficit) equity	(451)	82

Proportionate international digital handsets in service (in thousands)	1,293	882

(1)	EBITDA before special charges consists of operating loss before depreciation, amortization and asset impairments.

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